   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 30, 1999

                                                      REGISTRATION NO. 333-92581
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                          ---------------------------


                                AMENDMENT NO. 2

                                       TO
                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                          ---------------------------

                               comstar.net, inc.
             (Exact Name of Registrant as Specified in its Charter)

                  GEORGIA                                      7379                                     58-2235514
      (State or Other Jurisdiction of              (Primary Standard Industrial                      (I.R.S. Employer
      Incorporation or Organization)                Classification Code Number)                   Identification Number)

                                2812 SPRING ROAD
                                   SUITE 210
                             ATLANTA, GEORGIA 30339
                                 (770) 485-6000
                           (770) 485-6100 (FACSIMILE)
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                         CHRISTOPHER K. MARTIN, C.P.A.
                            CHIEF FINANCIAL OFFICER
                               comstar.net, inc.
                                2812 SPRING ROAD
                                   SUITE 210
                             ATLANTA, GEORGIA 30339
                                 (770) 485-6000
                           (770) 485-6100 (FACSIMILE)
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                          ---------------------------

                                   Copies to:

                  CHARLES D. VAUGHN, ESQ.                                       M. HILL JEFFRIES, ESQ.
                  JENNIFER A. MCCOID, ESQ.                                      MARC L. HARRISON, ESQ.
         NELSON MULLINS RILEY & SCARBOROUGH, L.L.P.                               ALSTON & BIRD LLP
               FIRST UNION PLAZA, SUITE 1400                                     ONE ATLANTIC CENTER
                 999 PEACHTREE STREET, N.E.                                   1201 WEST PEACHTREE STREET
                   ATLANTA, GEORGIA 30309                                    ATLANTA, GEORGIA 30309-3424
                       (404) 817-6000                                               (404) 881-7000
                 (404) 817-6050 (FACSIMILE)                                   (404) 881-4777 (FACSIMILE)

                          ---------------------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]
   If this form is filed to register additional securities for any offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________
   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________
   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________
   If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                          ---------------------------

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------
                                                                       PROPOSED MAXIMUM                 AMOUNT OF
     TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED          AGGREGATE OFFERING PRICE(1)         REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------
Units consisting of an 8% Senior Convertible Note with a
 Stock Purchase Warrant......................................
------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value, issuable upon conversion of 8%
 Senior Convertible Notes(2)................................
------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value, issuable upon exercise or
 conversion of the Stock Purchase Warrants(2)(3)............
------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value, issuable upon conversion of
 outstanding debt into equity(4)............................
------------------------------------------------------------------------------------------------------------------------
Total.......................................................              $6,019,863                    $1,590(5)
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.
(2) Pursuant to Rule 416, this Registration Statement covers additional shares that may become issuable as a result of anti-dilution provisions contained in the 8% Senior Convertible Notes and the Stock Purchase Warrants.
(3) The Common Stock aggregate offering price is based on the warrant exercise price of $.01 per share in accordance with Rule 457(g).
(4) The Common Stock aggregate offering price is based on the dollar amount of debt to be converted in accordance with Rule 457(f)(2).

(5) Previously paid.


                          ---------------------------

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

               PART II.   INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table describes our expenses in connection with the offering described in the registration statement. All amounts are estimates and may be subject to future contingencies except the SEC registration fee and the NASD fees:

SEC registration fee........................................  $    1,590
NASD fees...................................................       1,102
Blue Sky fees and expenses..................................       5,000
Printing and engraving......................................      17,500
Legal fees and expenses.....................................     125,000
Accounting fees and expenses................................      75,000
Escrow agent fees...........................................       5,000
Miscellaneous expenses......................................         808
                                                              ----------
  Total.....................................................  $  231,000
                                                              ==========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Georgia Business Corporation Code, as amended, permits a corporation to eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for breach of duty of care or other duty as a director, except a corporation cannot eliminate or limit the liability of a director for:

     - an appropriation, in violation of his duties, of any business opportunity of the corporation,

     - acts or omissions which involve intentional misconduct or a knowing violation of law,

     - unlawful corporate distributions, or

     - any transaction from which the director received an improper personal benefit.

This provision relates only to breaches of duty by directors in their capacity as directors, and not in any other corporate capacity, such as officers. It limits liability only for breaches of fiduciary duties under the Georgia Code, and not for violation of other laws, such as the federal securities laws. Our articles of incorporation exonerate our directors from monetary liability to the extent described above.

     In addition to the rights provided by law that are described above, our bylaws provide broad indemnification rights to our directors and the officers, employees and agents as the directors may select, with respect to various civil and criminal liabilities and losses that may be incurred by the director, officer, agent or employee in any pending or threatened litigation or other proceedings. This indemnification does not apply in the same situations described above with respect to the exculpation from liability of our directors. We are also obligated to reimburse directors and other parties for expenses, including legal fees, court costs and expert witness fees, incurred by those persons in defending against any of these liabilities and losses, as long as the person in good faith believes that he or she complied with the applicable standard of conduct with respect to the underlying accusations giving rise to the liabilities or losses and agrees to repay to us any advances made under the bylaws if it is ultimately determined that the person is not entitled to indemnification by us. Any amendment or other modification to the bylaws which limits or otherwise adversely affects the rights to indemnification currently provided in the bylaws shall apply only to proceedings based upon actions and events occurring after the amendment and delivery of notice of it to the indemnified parties. In addition, if the Georgia Code is ever amended to permit greater elimination of liability, our articles provide that such greater protection shall be given automatically to our directors without further board or shareholder action unless required by law.

     We have entered into separate indemnification agreements with each of our directors and some of our officers. We have agreed, among other things, to provide for indemnification and advancement of expenses in a manner and under terms and conditions similar to those stated in the bylaws. Our shareholders cannot void these agreements. In addition, we hold an insurance policy covering directors and officers under which the insurer agrees to pay, subject to certain exclusions, for any claim made against our directors and officers for a wrongful act that they may become legally obligated to pay or for which we are required to indemnify the directors or officers.

     We believe that the above protections are necessary to attract and retain qualified persons as directors and officers.

     The placement agreement, which is filed as Exhibit 1.1 hereto, also contains the placement agents' agreement to indemnify our directors and officers and some other persons against civil liabilities specified in the agreement.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons under the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against these liabilities (other than our payment of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether that indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     (a) Issuances of Capital Stock

     In May 1996, we issued and sold 1,000 shares of our common stock to 4 investors in exchange for services and other consideration equal to $1.00.

     In November 1998, we recapitalized comstar.net by converting the 1,000 shares of common stock previously outstanding to 5,000,000 shares of common stock series A and 5,000,000 shares of common stock series B.

     Between November 23, 1998 and June 30, 1999, we sold 371,786 shares of common stock series A at a price per share of $5.71 to 25 investors in a private financing for a total of $2,122,744 in cash.

     (b) Certain Grants of Options

     As of September 30, 1999, we had issued options to purchase 1,536,250 shares of common stock pursuant to the Amended and Restated 1999 Stock Option and Incentive Plan and options to purchase 200,000 shares of common stock pursuant to the Director Stock Option Plan.

     No placement agents were involved in the foregoing sales of securities. Each issuance of securities described above was made in reliance on one or more of the exemptions from registration provided by Sections 3(a)(11), 3(b), 4(2) and 4(6) of the Securities Act, Regulation D and Rule 701, as promulgated by the SEC under the Securities Act. All recipients of securities in these transactions were either (a) eligible participants in a compensatory plan or (b) accredited investors who represented their intention to acquire the securities for investment purposes only and not with a view to or for the sale in connection with any distribution of those shares. We affixed appropriate legends to the share certificates we issued in those transactions. All recipients of these securities had adequate access, through their relationships with comstar.net, to information about us. All of these securities are deemed restricted securities for purposes of the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits


EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
 1.1*     --   Form of Placement Agreement.
 1.2      --   Escrow Agreement.
 2.1*+    --   Asset Purchase Agreement dated as of June 30, 1998 between
               Athens' ISP, Inc. and the registrant.
 3.1*     --   Amended and Restated Articles of Incorporation dated
               November 22, 1999.
 3.2*     --   Amended and Restated Bylaws.
 4.1*     --   See Exhibits 3.1 and 3.2 for provisions defining the rights of comstar.net shareholders.
 4.2*     --   Form of 8% Senior Promissory Note (filed herewith as
               Appendix A to the prospectus filed as a part of this
               registration statement).
 4.3*     --   Form of Stock Purchase Warrant (filed herewith as Appendix B to the prospectus filed as a part of this registration
               statement).
 4.4*     --   Amended and Restated Shareholder Agreement dated December 1,
               1998, Amendment No. 1 to Amended and Restated Shareholder
               Agreement dated August 31, 1999.
 4.5*     --   Form of Shareholders Agreement (filed herewith as Appendix C to the prospectus filed as a part of this registration
               statement).
 4.6*     --   Form of Subscription Agreement (filed herewith as Appendix D to the prospectus filed as a part of this registration
               statement).
 5.1*     --   Opinion of Nelson Mullins Riley & Scarborough, L.L.P.
10.1*     --   Amended and Restated 1999 Stock Option and Incentive Plan,
               including form of Stock Option Agreement attached thereto.
10.2*     --   Director Stock Option Plan, including form of Director Stock
               Option Agreement attached thereto.
10.3*     --   Form of Indemnification Agreement between comstar.net, inc.
               and each of its directors and executive officers.
10.4*     --   Lease of office space from The Emerson Center Company dated
               September 30, 1999.

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
10.5*     --   Lease of office space from The Emerson Center Company dated
               October 15, 1999.
10.6*     --   Form of Network Services Agreement between comstar.net and its customers.
10.7*     --   Form of Internet Access Service Addendum to the Network
               Services Agreement.
10.8*     --   Form of Colocation Service Addendum to the Network Services
               Agreement.
10.9*     --   Form of Corporate Acceptable Use Policy Addendum to the
               Network Services Agreement.
10.10*    --   Form of Special Access Services Agreement between
               comstar.net and its customers.
10.11*    --   Form of Non-Solicitation, Confidentiality and Assignment
               Agreement between comstar.net, inc. and each of its
               employees.
10.12*    --   Loan agreement dated July 21, 1999 between Premier Bank and the registrant.
10.13*    --   Modification Note dated July 21, 1999 and loan agreement
               dated June 22, 1999 between Premier Bank and the registrant.
10.14*    --   Letter Agreement dated July 1, 1998 between Samuel F. Dayton and the registrant relating to repayment of loans to First
               National Bank of Commerce.
10.15*    --   Promissory Note dated November 9, 1999 given by the
               registrant as maker in favor of Samuel F. Dayton as holder.
10.16*    --   Loan Extension and Modification Agreement dated December 10,
               1999 between the registrant, db Telecom Technologies, Inc.,
               Samuel F. Dayton, James L. Bruce, Jr., J. Cary Howell and
               Edward N. Landa.
21.1*     --   Subsidiaries.
23.1*     --   Consent of Nelson Mullins Riley & Scarborough, L.L.P.
               (included in legal opinion filed as Exhibit 5.1).
23.2*     --   Consent of Arthur Andersen LLP.
24.1*     --   Power of Attorney (included on signature pages hereto).
27.1*     --   Financial Data Schedule (for SEC use only).


-------------------------

 * Previously filed.

 + We agree to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request, as provided in Item 601(b)(2) of Regulation S-K.

     (b) Financial Statement Schedules

    Schedule II -- Valuation and Qualifying Accounts

ITEM 17.  UNDERTAKINGS.

     We hereby undertake:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     We hereby undertake to provide to the placement agents, at the closing specified in the placement agreement, notes and warrants in such denominations and registered in such names as required by the placement agents to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against these liabilities (other than our payment of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     We hereby undertake that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus we file pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 29th day of December, 1999.


                                          comstar.net, inc.

                                          By:                  *
                                             -----------------------------------
                                                       J. Cary Howell
                                                   Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities listed and on the dates indicated.


                 SIGNATURES                              TITLE                  DATE
                 ----------                              -----                  ----
                      *                        Chief Executive Officer    December 29, 1999
---------------------------------------------    and Director (Principal
               J. Cary Howell                    Executive Officer)

          /s/ CHRISTOPHER K. MARTIN            Chief Financial Officer    December 29, 1999
---------------------------------------------    and Treasurer
            Christopher K. Martin                (Principal Financial
                                                 and Accounting Officer)

                      *                        Chairman of the Board      December 29, 1999
---------------------------------------------
              Samuel F. Dayton

                      *                        Chief Technology Officer,  December 29, 1999
---------------------------------------------    Secretary and Director
               Edward N. Landa

                      *                        Director                   December 29, 1999
---------------------------------------------
             James L. Bruce, Jr.

                      *                        Director                   December 29, 1999
---------------------------------------------
               Glenn W. Sturm

                      *                        Director                   December 29, 1999
---------------------------------------------
              Stephen R. Gross

       by: /s/  CHRISTOPHER K. MARTIN
---------------------------------------------
   Christopher K. Martin, Attorney-in-fact

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
 1.1*     --   Form of Placement Agreement.
 1.2      --   Escrow Agreement.
 2.1*+    --   Asset Purchase Agreement dated as of June 30, 1998 between
               Athens' ISP, Inc. and the registrant.
 3.1*     --   Amended and Restated Articles of Incorporation dated
               November 22, 1999.
 3.2*     --   Amended and Restated Bylaws.
 4.1*     --   See Exhibits 3.1 and 3.2 for provisions defining the rights of comstar.net shareholders.
 4.2*     --   Form of 8% Senior Promissory Note (filed herewith as
               Appendix A to the prospectus filed as a part of this
               registration statement).
 4.3*     --   Form of Stock Purchase Warrant (filed herewith as Appendix B to the prospectus filed as a part of this registration
               statement).
 4.4*     --   Amended and Restated Shareholder Agreement dated December 1,
               1998, Amendment No. 1 to Amended and Restated Shareholder
               Agreement dated August 31, 1999.
 4.5*     --   Form of Shareholders Agreement (filed herewith as Appendix C to the prospectus filed as a part of this registration
               statement).
 4.6*     --   Form of Subscription Agreement (filed herewith as Appendix D to the prospectus filed as a part of this registration
               statement).
 5.1*     --   Opinion of Nelson Mullins Riley & Scarborough, L.L.P.
10.1*     --   Amended and Restated 1999 Stock Option and Incentive Plan,
               including form of Stock Option Agreement attached thereto.
10.2*     --   Director Stock Option Plan, including form of Director Stock
               Option Agreement attached thereto.
10.3*     --   Form of Indemnification Agreement between comstar.net, inc.
               and each of its directors and executive officers.
10.4*     --   Lease of office space from The Emerson Center Company dated
               September 30, 1999.
10.5*     --   Lease of office space from The Emerson Center Company dated
               October 15, 1999.
10.6*     --   Form of Network Services Agreement between comstar.net and its customers.
10.7*     --   Form of Internet Access Service Addendum to the Network
               Services Agreement.
10.8*     --   Form of Colocation Service Addendum to the Network Services
               Agreement.
10.9*     --   Form of Corporate Acceptable Use Policy Addendum to the
               Network Services Agreement.
10.10*    --   Form of Special Access Services Agreement between
               comstar.net and its customers.
10.11*    --   Form of Non-Solicitation, Confidentiality and Assignment
               Agreement between comstar.net, inc. and each of its
               employees.
10.12*    --   Loan agreement dated July 21, 1999 between Premier Bank and the registrant.
10.13*    --   Modification Note dated July 21, 1999 and loan agreement
               dated June 22, 1999 between Premier Bank and the registrant.
10.14*    --   Letter Agreement dated July 1, 1998 between Samuel F. Dayton and the registrant relating to repayment of loans to First
               National Bank of Commerce.
10.15*    --   Promissory Note dated November 9, 1999 given by the
               registrant as maker in favor of Samuel F. Dayton as holder.
10.16*    --   Loan Extension and Modification Agreement dated December 10,
               1999 between the registrant, db Telecom Technologies, Inc.,
               Samuel F. Dayton, James L. Bruce, Jr., J. Cary Howell and
               Edward N. Landa.

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
21.1*     --   Subsidiaries.
23.1*     --   Consent of Nelson Mullins Riley & Scarborough, L.L.P.
               (included in legal opinion filed as Exhibit 5.1).
23.2*     --   Consent of Arthur Andersen LLP.
24.1*     --   Power of Attorney (included on signature pages hereto).
27.1*     --   Financial Data Schedule (for SEC use only).


-------------------------

 * Previously filed.

 + We agree to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request, as provided in Item 601(b)(2) of Regulation S-K.